CALIFORNIA INVESTMENT TRUST

                RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

      THIS AGREEMENT (as amended, supplemented or restated from time to time, this "Agreement") is made and entered into as of this 1st day of January, 2007, by and between California Investment Trust, a Delaware business trust (hereinafter referred to as the "Trust") and CCM Partners, LP, a limited partnership organized under the laws of the State of California (hereinafter referred to as "CCM").

      WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio (each a "Fund");

      WHEREAS, CCM is a limited partnership and, among other things, is in the business of providing fund administration services for the benefit of its customers;

      WHEREAS, the Trust desires to retain CCM to act as Administrator for each Fund of the Trust; and

      WHEREAS, the Trust and each Fund has entered into a Management Agreement (each as amended, supplemented or restated from time to time, the "Management Agreement") with CCM and desires this Agreement to complement and enlarge upon the administrative duties imposed by such Management Agreements.

      NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and CCM agree as follows:

1.    APPOINTMENT OF ADMINISTRATOR

      The Trust hereby appoints CCM as Administrator of the Trust on the terms and conditions set forth in this Agreement, and CCM hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement and with respect to the services and duties that are not covered by a Management Agreement between CCM and each Fund (or the Trust), CCM shall perform such services and duties in consideration of the compensation provided for herein.

2.    DUTIES AND RESPONSIBILITIES OF CCM

      CCM shall perform, render or make available all services required for the administration of each Fund. Without limiting the generality of the foregoing, CCM shall have the following duties and responsibilities and perform the following services:

      A.    General Fund Management

            1.    Act as liaison among all Fund service providers and the Trust.


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            2.    Supply:

                  a.    Corporate secretarial services

                  b. Office facilities (which may be in CCM's or its affiliate's own offices)

                  c. Non-investment-related statistical and research data as needed

            3.    Coordinate Board communication by:

                  a.    Establishing meeting agendas

                  b. Preparing Board reports based on financial and administrative data

                  c. Securing and monitoring fidelity bond and director and officer liability coverage, and making the necessary SEC filings relating thereto

                  d. Coordinate preparation of minutes of meetings of the Board and shareholders

                  e. Recommend dividend declarations to the Board, prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders

                  f. Provide personnel to serve as officers of the Trust if so elected by the Board and attend Board meetings to present materials for Board review

                  g. Assist the Board in identifying and qualifying new members to Trust's Board of Trustees

            4.    Audits

                  a. Prepare appropriate schedules and assist independent auditors

                  b.    Provide information to SEC and facilitate audit process

                  c.    Provide office facilities

            5.    Assist in overall operations of the Fund

            6.    Pay Fund expenses upon written authorization from the Trust

            7.    Monitor arrangements under shareholder services plan

            8.    Design, maintain and supply content for the Funds' website

      B.    Compliance

            1.    Regulatory Compliance

                  a. Monitor compliance with 1940 Act requirements, including:

                        1)    Asset diversification tests

                        2)    Total return and SEC yield calculations

                        3)    Maintenance of books and records under Rule 31a-3


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                  b.    Monitor Fund's compliance with the policies and
                        investment limitations of the Trust as set forth in its Prospectus and Statement of Additional Information

                  c. Maintain awareness of applicable regulatory and operational service issues and recommend dispositions

                  d. Assist Funds with satisfying the requirements of the Sarbanes Oxley Act of 2002, including the establishment and implementation of disclosure controls and procedures

                  e. Execute and administer the Funds' proxy voting policies and procedures and reporting requirements related to the Funds' proxy voting records

                  f. Monitor controls and mechanisms regarding market timing and frequent trading

                  g.    Monitor and perform fair valuation pricing procedures

                  h. Monitor and perform procedures regarding selective disclosure of portfolio holdings

                  i. Memorialize, monitor and enact a general compliance function

                  j. Respond to and coordinate actions pertaining to inquiries, audits and requests from governmental authorities and self regulatory organizations.

                  k. Implement and enforce provisions of CCM's written code of ethics with respect to is supervised persons, and report thereon to the Board of the Funds

                  l. Implement the Funds' privacy policy and compliance with related regulations

            2.    Blue Sky Compliance

                  a. Oversee preparation and filing with the appropriate state securities authorities any and all required compliance filings relating to the registration of the securities of the Trust so as to enable the Trust to make a continuous offering of its shares in all states

                  b.    Monitor status and maintain registrations in each state

                  c. Provide information regarding material developments in state securities regulation

            3.    SEC Registration and Reporting

                  a. Assist Trust counsel in updating Prospectus and Statement of Additional Information and in preparing proxy statements and Rule 24f-2 notices

                  b. Prepare annual and semiannual reports, Form N-SAR filings and Rule 24f-2 notices

                  c. Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and reports

                  d.    File fidelity bond under Rule 17g-1

                  e.    File shareholder reports under Rule 30b2-1


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                  f.    Monitor sales of each Fund's shares and ensure that such
                        shares are properly registered with the SEC and the appropriate state authorities

                  g.    File Rule 24f-2 notices

                  h. Track information and prepare certain disclosures related to expenses, portfolio holdings and performance discussion for annual and semi-annual reports to shareholders

                  i. Collect and summarize biographical, compensation, securities ownership and other information from portfolio managers of the Funds for SEC filings

            4.    IRS Compliance

                  a. Monitor Trust's status as a regulated investment company under Subchapter M, including without limitation, review of the following:

                        1)    Asset diversification requirements

                        2)    Qualifying income requirements

                        3)    Distribution requirements

                  b. Calculate required distributions (including excise tax distributions)

      C.    Financial Reporting

            1. Provide financial data required by Fund's Prospectus and Statement of Additional Information

            2. Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board, the SEC, and independent auditors

            3. Supervise the Trust's Custodian and Trust Accountants in the maintenance of the Trust's general ledger and in the preparation of the Fund's financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Trust's net assets and of the Trust's shares, and of the declaration and payment of dividends and other distributions to shareholders

            4. Compute the yield, total return and expense ratio of each class of each Fund, and each Fund's portfolio turnover rate

            5. Monitor the expense accruals and notify Trust management of any proposed adjustments

            6. Prepare monthly financial statements, which will include without limitation the following items:

                        Schedule of Investments
                        Statement of Assets and Liabilities
                        Statement of Operations
                        Statement of Changes in Net Assets


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                        Cash Statement
                        Schedule of Capital Gains and Losses

            7.    Prepare quarterly broker security transaction summaries

      D.    Tax Reporting

            1. Oversee the preparation and filing of appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules

            2. Oversee the preparation of state income breakdowns where relevant

            3. File Form 1099 Miscellaneous for payments to trustees and other service providers

            4.    Monitor wash losses

            5.    Calculate eligible dividend income for corporate shareholders

3.    COMPENSATION

      The Trust, on behalf of the Fund, agrees to pay CCM for the performance of the duties listed in this Agreement, to the extent such duties are not covered by the Management Agreement between each Fund (or the Trust) and CCM, the fees and out-of-pocket expenses as set forth in the attached Exhibit A. Notwithstanding anything to the contrary, amounts owed by the Trust to CCM shall only be paid out of the assets and property of the particular Fund involved.

      These fees may be changed from time to time, subject to mutual written Agreement between the Trust and CCM.

      The Trust agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

4.    PERFORMANCE OF SERVICE; LIMITATION OF LIABILITY

      A. CCM shall exercise reasonable care in the performance of its duties under this Agreement. CCM shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond CCM's control, except a loss arising out of or relating to CCM's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if CCM has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless CCM from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which CCM may sustain or incur or which may be asserted against CCM by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to CCM's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to CCM by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to CCM and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.


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            CCM shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Trust may sustain or incur or which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by CCM as a result of CCM's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

            In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, CCM shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond CCM's control. CCM will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of CCM. CCM agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect CCM's premises and operating capabilities at any time during regular business hours of CCM, upon reasonable notice to CCM.

            Regardless of the above, CCM reserves the right to reprocess and correct administrative errors at its own expense.

      B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.


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      C.    CCM is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Agreement and Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. CCM further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of a series of the Trust, nor from the Trustees or any individual Trustee of the Trust.

5.    PROPRIETARY AND CONFIDENTIAL INFORMATION

      CCM agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where CCM may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

6.    TERM OF AGREEMENT

      This Agreement shall become effective as of the date hereof and will continue in effect for successive annual periods. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

7.    RECORDS

      CCM shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. CCM agrees that all such records prepared or maintained by CCM relating to the services to be performed by CCM hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

8.    GOVERNING LAW

      This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of California. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.


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9.    DUTIES IN THE EVENT OF TERMINATION

      In the event that, in connection with termination, a successor to any of CCM's duties or responsibilities hereunder is designated by the Trust by written notice to CCM, CCM will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by CCM under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which CCM has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from CCM's personnel in the establishment of books, records, and other data by such successor.

10.   NO AGENCY RELATIONSHIP

      Nothing herein contained shall be deemed to authorize or empower CCM to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

11.   DATA NECESSARY TO PERFORM SERVICES

      The Trust or its agent, which may be CCM, shall furnish to CCM the data necessary to perform the services described herein at times and in such form as mutually agreed upon if CCM is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve CCM of any of its obligations in such capacity.

12.   NOTICES

      Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
      Notice to CCM shall be sent to:

                  CCM Partners, LP
                  44 Montgomery Street, Suite 2100
                  San Francisco, CA 94104

      and notice to the Trust shall be sent to:

                  California Investment Trust
                  44 Montgomery Street, Suite 2100
                  San Francisco, CA 94104

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.


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CALIFORNIA INVESTMENT TRUST                CCM PARTNERS, LP


By:                                        By:
    ----------------------------               ---------------------------------


AS RESTATED:

CALIFORNIA INVESTMENT TRUST                                 CCM PARTNERS, LP


By:                                        By:
    ----------------------------               ---------------------------------


Date: October 7, 2005                                     Date: October 7, 2005


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                                    Exhibit A

                           Administration Fee Schedule

For combined assets of CIT
     less than $100 million*                                          0.10%
     between $100 million* and $500 million*                          0.08%
     greater than $500 million*                                       0.06%


* Adjusted annually for inflation using the Consumer Price Index (rounded to the nearest $10 million) with a base year of 2004.


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